NEWS	Exhibit 99.1

Cathie Koch
Group Vice President, Corporate Affairs
(813) 830-5127

Bloomin’ Brands Announces Additions to Board of Directors
Julie Kunkel and Melanie Marein-Efron Join the Board

TAMPA, Fla (August 24, 2022) – Bloomin’ Brands, Inc. (NASDAQ: BLMN) today announced that Julie Kunkel and Melanie Marein-Efron will join the company’s Board of Directors. With their appointment, the Board increases its size from nine to 11 members. They will both serve as Class I directors and will stand for re-election at the 2023 annual stockholders meeting; they will also serve on the Board’s Audit Committee.
Kunkel served as a Partner, Financial Accounting Advisory Services at Ernst & Young from 2015 until she retired in 2021. She joined the firm in 1984 and held various financial leadership positions during her tenure. She has provided financial leadership on several non-profit boards and is an executive coach.
Marein-Efron currently serves as the Chief Financial Officer (CFO) of Urban Outfitters. She has held various financial leadership positions within Urban Outfitters, as well as the Campbell Soup Company, and Godiva Chocolatier. She began her 32-year career at Arthur Anderson & Company.
“Julie and Melanie bring a depth and breadth of financial and consumer insight that will help us reach our Total Shareholder Return commitment,” said James Craigie, Chairman of the Board at Bloomin’ Brands. “Julie’s experience in all sectors of retail, especially the food and agriculture sectors, will complement the expertise of our existing Board members. Melanie’s active finance and business development background makes her well-suited to ensure we have expert financial controls and provide guidance relative to our growth goals.”
“I look forward to working with Julie and Melanie as they share their experience with our Board,” said David Deno, Chief Executive Officer at Bloomin’ Brands. “They will serve as a great resource as we accelerate the growth phase of this business.”
The new positions filled by Marein-Efron and Kunkel became effective August 22, 2022.
About Bloomin’ Brands, Inc.
Bloomin' Brands, Inc. is one of the largest casual dining restaurant companies in the world with a portfolio of leading, differentiated restaurant concepts. The Company has four founder-inspired brands: Outback Steakhouse, Carrabba's Italian Grill, Bonefish Grill and Fleming's Prime Steakhouse and Wine Bar. The Company owns and operates more than 1,450 restaurants throughout 47 states, Guam and 15 countries, some of which are franchise locations. For more information, please visit bloominbrands.com.
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